Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Reports
Net Income of $3.3 million or $0.36 per Diluted Share for the First Quarter Ended March 31, 2022

Renton, Washington – April 28, 2022 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended March 31, 2022, of $3.3 million, or $0.36 per diluted share, compared to $2.7 million, or $0.29 per diluted share, for the quarter ended December 31, 2021, and $2.5 million, or $0.26 per diluted share, for the quarter ended March 31, 2021.

“The first quarter of 2022 showed continued improvement in our funding base, with our average cost of funds declining to 0.51% from 0.55% in the quarter ended December 31, 2021, and 0.91% in the quarter ended March 31, 2021,” stated Joseph W. Kiley, III, President and CEO. “We anticipate that this improvement will continue since we have approximately $142.0 million in retail certificates of deposit at a weighted average rate of 1.0% maturing in the next 12 months, and an additional $91.4 million maturing in the subsequent 12 to 24 months, at a weighted average rate of 1.61%. The favorable impact of repricing maturing certificates of deposit on our average cost of funds may be less significant than we currently anticipate depending on the extent our competition for rate sensitive deposits responds to the Federal Reserve increasing the target federal funds rate,” continued Kiley.

“In addition to the ongoing improvement in our cost of funds, I was pleased to see checking account deposit balances increase $14.7 million during the quarter. We also saw continued loan growth despite $5.7 million in Paycheck Protection Program loan repayments and forgiveness, with net loans receivable increasing $17.9 million to $1.12 billion during the quarter, led by growth in one-to-four family residential and multifamily loans,” continued Kiley.

“As a result of our quarterly analysis of our loan portfolio, we downgraded to substandard $6.4 million of participation loans secured by medical rehabilitation facilities that were previously downgraded to special mention in the quarter ended June 30, 2021, due to the unavailability of elective medical procedures during the pandemic. In addition, we further downgraded a $1.7 million multifamily property loan to substandard subsequent to an overall financial analysis of a single borrowing relationship with multiple loans. These substandard loans were analyzed for impairment and the analysis concluded that no losses are anticipated from these loans, resulting in a recapture of provision for loan losses of the amount previously allocated to these loans. We also downgraded a $6.3 million loan where we are a participating lender on a nursing home facility to special mention as its recovery is occurring slower than anticipated as additional occupants are moving into such facilities at a slower pace compared to activity prior to the pandemic. Changes in the mix of our loan portfolio also impacted the allowance for loan and lease losses, with growth in the lower risk one-to-four family residential and reduced balances in other business loans that carry higher loan loss reserves impacting the analysis. In addition, $20.7 million in loans converted from construction loans to permanent multifamily loans, further contributing to the $500,000 recapture of provision for loan losses during the quarter, compared to a provision for loan losses of $600,000 in the quarter ended December 31, 2021,” concluded Kiley.

Highlights for the quarter ended March 31, 2022:

•	Net loans receivable increased by $17.9 million to $1.12 billion at March 31, 2022, despite a reduction in Paycheck Protection Program (“PPP”) loan balances totaling $5.7 million.
•	Total deposits decreased by $17.4 million in the quarter; however, noninterest-bearing demand deposits increased by $12.8 million.
•	The Company’s book value per share increased to $17.32 at March 31, 2022, compared to $17.30 at December 31, 2021, and $16.35 at March 31, 2021.
•
The Company repurchased a total of 40,784 shares at an average price of $17.00 per share in the quarter, including 17,716 shares at an average price of $17.00 per share under its most recent board-authorized share repurchase plan authorizing the repurchase of up to 455,000 shares, or approximately 5% of the Company’s outstanding shares effective February 18, 2022.

•	The Company increased its regular quarterly cash dividend to shareholders to $0.12 per share from $0.11 per share.
•
The Bank’s Tier 1 leverage and total capital ratios at March 31, 2022, were 10.5% and 15.3%, respectively, compared to 10.3% and 15.5%, respectively, at December 31, 2021, and 10.2% and 15.6%, respectively at March 31, 2021.

•	Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), the Bank recorded a $500,000 recapture of provision for loan losses for the quarter.
Deposits totaled $1.14 billion at March 31, 2022, compared to $1.16 billion at December 31, 2021, and $1.13 billion at March 31, 2021. The $12.8 million increase in noninterest-bearing demand deposits in the quarter ended March 31, 2022, was more than offset by the $30.2 million decrease in interest-bearing deposits as the Bank continues its strategy to shift its deposit composition to lower cost transaction accounts.
The following table presents a breakdown of our total deposits (unaudited):

	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$130,596	$117,751	$114,437	$12,845	$16,159
Interest-bearing demand	99,794	97,907	114,098	1,887	(14,304)
Savings	23,441	23,146	20,470	295	2,971
Money market	609,080	624,543	500,619	(15,463)	108,461
Certificates of deposit, retail	277,190	294,127	384,031	(16,937)	(106,841)
Total deposits	$1,140,101	$1,157,474	$1,133,655	$(17,373)	$6,446

The following tables present an analysis of total deposits by branch office (unaudited):

March 31, 2022
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$41,009	$46,467	$15,242	$327,054	$236,637	$666,409
Landing	5,105	2,328	182	23,720	3,297	34,632
Woodinville	3,379	6,863	1,004	18,426	4,706	34,378
Bothell	3,301	1,359	65	8,274	1,164	14,163
Crossroads	19,127	6,449	58	53,827	4,638	84,099
Kent	6,706	8,077	27	15,927	273	31,010
Kirkland	7,587	358	19	8,114	25	16,103
Issaquah	2,865	371	25	3,759	200	7,220
Total King County	89,079	72,272	16,622	459,101	250,940	888,014

Snohomish County
Mill Creek	6,479	2,515	1,144	20,807	6,769	37,714
Edmonds	20,054	7,814	913	41,399	8,332	78,512
Clearview	5,781	4,598	1,348	25,563	1,242	38,532
Lake Stevens	4,176	7,163	1,684	30,239	4,504	47,766
Smokey Point	3,199	4,827	1,676	27,809	5,393	42,904
Total Snohomish County	39,689	26,917	6,765	145,817	26,240	245,428

Pierce County
University Place	1,345	59	22	2,541	10	3,977
Gig Harbor	483	546	32	1,621	-	2,682
Total Pierce County	1,828	605	54	4,162	10	6,659

Total deposits	$130,596	$99,794	$23,441	$609,080	$277,190	$1,140,101

December 31, 2021
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$44,550	$46,485	$14,948	$316,781	$251,860	$674,624
Landing	6,060	3,218	180	24,056	3,620	37,134
Woodinville	3,625	6,814	1,017	19,585	4,974	36,015
Bothell	2,590	1,726	86	8,453	1,158	14,013
Crossroads	14,094	4,129	45	69,687	4,622	92,577
Kent	6,022	8,148	2	20,268	282	34,722
Kirkland	5,449	333	12	6,834	25	12,653
Issaquah	1,326	367	17	4,532	100	6,342
Total King County	83,716	71,220	16,307	470,196	266,641	908,080

Snohomish County
Mill Creek	5,854	3,559	694	18,781	7,101	35,989
Edmonds	13,839	6,809	1,103	41,513	8,954	72,218
Clearview	5,799	4,610	1,380	24,925	1,290	38,004
Lake Stevens	3,552	6,878	1,904	33,122	4,500	49,956
Smokey Point	3,476	4,205	1,727	33,550	5,639	48,597
Total Snohomish County	32,520	26,061	6,808	151,891	27,484	244,764

Pierce County
University Place	1,058	51	8	481	2	1,600
Gig Harbor	457	575	23	1,975	-	3,030
Total Pierce County	1,515	626	31	2,456	2	4,630

Total deposits	$117,751	$97,907	$23,146	$624,543	$294,127	$1,157,474

Net loans receivable totaled $1.12 billion at March 31, 2022, compared to $1.10 billion at both December 31, 2021, and March 31, 2021. During the quarter ended March 31, 2022, new originations of one-to-four family and multifamily residential loans and consumer loans more than offset loan repayments in the quarter, including PPP loan repayments and forgiveness. The average balance of net loans receivable increased to $1.12 billion for the quarter ended March 31, 2022, compared to $1.11 billion for the quarter ended December 31, 2021, and $1.10 billion for the quarter ended March 31, 2021.

The ALLL represented 1.33% of total loans receivable at March 31, 2022, compared to 1.40% of total loans receivable at December 31, 2021, and 1.39% of total loans receivable at March 31, 2021.

There was a single nonperforming consumer loan of $179,000 at March 31, 2022, compared to none at December 31, 2021, and $2.0 million at March 31, 2021. There was no other real estate owned (“OREO”) at both March 31, 2022, and December 31, 2021, compared to $454,000 at March 31, 2021.
The following table presents a breakdown of our nonperforming assets (unaudited):

	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming loans:
Multifamily	$-	$-	$2,036	$-	$(2,036)
Consumer	179	-	-	179	179
Total nonperforming loans	179	-	2,036	179	(1,857)

OREO	-	-	454	-	(454)

Total nonperforming assets (1)	$179	$-	$2,490	$179	$(2,311)

Nonperforming assets as a percent
of total assets	0.01%	0.00%	0.17%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at March 31, 2022.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. TDRs totaled $2.1 million at both March 31, 2022, and December 31, 2021, compared to $3.8 million at March 31, 2021. All TDRs were performing according to their modified repayment terms for the periods presented.

Net interest income totaled $11.4 million for the quarter ended March 31, 2022, compared to $11.6 million for the quarter ended December 31, 2021, and $10.7 million for the quarter ended March 31, 2021. The decrease in the current quarter compared to the quarter ended December 31, 2021, was primarily due to lower interest income on loans, including reduced fee income recognition from PPP loan forgiveness, partially offset by lower interest expense on deposits, FHLB advances and other borrowings.

Total interest income was $12.9 million for the quarter ended March 31, 2022, compared to $13.3 million for the quarter ended December 31, 2021, and $13.5 million for the quarter ended March 31, 2021. The decrease in the current quarter compared to the quarter ended December 31, 2021, was primarily due to a reduction in average loan yields to 4.36% from 4.44% in the prior quarter. The decrease from the quarter ended March 31, 2021, is primarily due to a decline in average loan yields to 4.36% from 4.66%, partially offset by a $26.1 million increase in the average balance of interest-earning assets. The reduction in average loan yields primarily reflects loans originated or refinanced at lower rates in this continued low interest rate environment, along with reduced net deferred loan fee income recognition from PPP loan forgiveness compared to each of the prior periods. Asset yields and interest income from loans continued to be impacted by the net deferred loan fee recognition on PPP loans, primarily the recognition of previously unamortized net deferred loan fees and costs related to forgiven PPP loans, which totaled $172,000 in the quarter ended March 31, 2022, compared to $461,000 in the quarter ended December 31, 2021, and $718,000 in the quarter ended March 31, 2021. At March 31, 2022, the balance of net deferred loan fees relating to PPP loans to be recognized in future periods totaled $86,000.

Total interest expense was $1.6 million for the quarter ended March 31, 2022, compared to $1.7 million for the quarter ended December 31, 2021, and $2.7 million for the quarter ended March 31, 2021. The average cost of interest-bearing deposits declined to 0.50% for the quarter ended March 31, 2022, compared to 0.53% for the quarter ended December 31, 2021, and 0.94% for the quarter ended March 31, 2021. The decline from the quarter ended December 31, 2021, was due primarily to the continued repricing of maturing certificates of deposit to lower interest rates combined with a reduction in the average balance of higher cost certificates of deposit. Advances from the FHLB were $95.0 million at both March 31, 2022, and December 31, 2021, compared to $120.0 million at March 31, 2021. The FHLB advances are tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. These cash flow hedge agreements have a weighted average remaining term of 56 months and a weighted average fixed rate of 1.05%. The average cost of borrowings was 1.28% for the quarter ended March 31, 2022, compared to 1.33% for the quarter ended December 31, 2021, and 1.41% for the quarter ended March 31, 2021.

The net interest margin was 3.43% for the quarter ended March 31, 2022, compared to 3.40% for the quarter ended December 31, 2021, and 3.31% for the quarter ended March 31, 2021. The increase in the net interest margin for the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021, is due to several factors, including a five basis point reduction in the average cost of interest-bearing liabilities to 0.56% from 0.61%, partially offset by a one basis point reduction in the Company’s average yield on interest-earning assets during the quarter to 3.90% from 3.91%. The increase in net interest margin for the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021, was due primarily to the 43 basis point reduction in the average cost of interest-bearing liabilities to 0.56% from 0.99%, partially offset by a 25 basis point reduction in the average yield on interest-earning assets to 3.90% from 4.15%.

Noninterest income for the quarter ended March 31, 2022, totaled $789,000, compared to $1.1 million for the quarter ended December 31, 2021, and $764,000 for the quarter ended March 31, 2021. The decrease in noninterest income for the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021, was primarily due to lower loan related fees, predominantly from a $365,000 decrease in prepayment penalties, and to a lesser extent lower wealth management revenue, partially offset by higher BOLI income, while the quarter ended December 31, 2021, included a slight net gain on sale of investments as compared to none in the current quarter.

Noninterest expense totaled $8.6 million for the quarter ended March 31, 2022, compared to $8.7 million for the quarter ended December 31, 2021, and $8.1 million for the quarter ended March 31, 2021. Salaries and benefits for the quarter ended March 31, 2022, decreased $113,000 from the quarter ended December 31, 2021, which included final year-end accruals for employee incentives and commissions earned in 2021, while occupancy and equipment increased modestly in the current quarter.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Three Month Change	One Year Change
Cash on hand and in banks	$7,979	$7,246	$7,211	10.1%	10.7%
Interest-earning deposits with banks	19,633	66,145	75,023	(70.3)	(73.8)
Investments available-for-sale, at fair value	180,212	168,948	168,042	6.7	7.2
Investments held-to-maturity, at amortized cost	2,426	2,432	2,413	(0.2)	0.5
Loans receivable, net of allowance of $15,159, $15,657, and $15,502 respectively	1,121,382	1,103,461	1,098,832	1.6	2.1
Federal Home Loan Bank ("FHLB") stock, at cost	5,512	5,465	6,465	0.9	(14.7)
Accrued interest receivable	5,590	5,285	5,702	5.8	(2.0)
Deferred tax assets, net	1,069	850	1,163	25.8	(8.1)
Other real estate owned ("OREO")	-	-	454	n/a	(100.0)
Premises and equipment, net	22,254	22,440	22,512	(0.8)	(1.1)
Bank owned life insurance ("BOLI"), net	35,552	35,210	33,357	1.0	6.6
Prepaid expenses and other assets	8,451	3,628	3,398	132.9	148.7
Right of use asset ("ROU"), net	3,455	3,646	3,976	(5.2)	(13.1)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	650	684	789	(5.0)	(17.6)
Total assets	$1,415,054	$1,426,329	$1,430,226	(0.8)	(1.1)

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$130,596	$117,751	$114,437	10.9%	14.1%
Interest-bearing deposits	1,009,505	1,039,723	1,019,218	(2.9)	(1.0)
Total deposits	1,140,101	1,157,474	1,133,655	(1.5)	0.6
Advances from the FHLB	95,000	95,000	120,000	0.0	(20.8)
Advance payments from borrowers for taxes and insurance	5,299	2,909	4,813	82.2	10.1
Lease liability, net	3,617	3,805	4,123	(4.9)	(12.3)
Accrued interest payable	112	112	197	0.0	(43.1)
Other liabilities	13,168	9,150	8,995	43.9	46.4
Total liabilities	1,257,297	1,268,450	1,271,783	(0.9)	(1.1)

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,107,977 shares at March 31, 2022, 9,125,759 shares at December 31, 2021, and 9,692,610 shares at March 31, 2021	91	91	97	0.0	(6.2)
Additional paid-in capital	71,780	72,298	81,099	(0.7)	(11.5)
Retained earnings	88,339	86,162	79,455	2.5	11.2
Accumulated other comprehensive (loss) income, net of tax	(1,889)	174	(515)	(1,185.6)	266.8
Unearned Employee Stock Ownership Plan ("ESOP") shares	(564)	(846)	(1,693)	(33.3)	(66.7)
Total stockholders' equity	157,757	157,879	158,443	(0.1)	(0.4)
Total liabilities and stockholders' equity	$1,415,054	$1,426,329	$1,430,226	(0.8)%	(1.1)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,001	$12,398	$12,624	(3.2)%	(4.9)%
Investment securities	831	804	748	3.4	11.1
Interest-earning deposits with banks	19	19	12	0.0	58.3
Dividends on FHLB Stock	74	85	79	(12.9)	(6.3)
Total interest income	12,925	13,306	13,463	(2.9)	(4.0)
Interest expense
Deposits	1,257	1,390	2,299	(9.6)	(45.3)
FHLB advances and other borrowings	300	340	418	(11.8)	(28.2)
Total interest expense	1,557	1,730	2,717	(10.0)	(42.7)
Net interest income	11,368	11,576	10,746	(1.8)	5.8
(Recapture of provision) provision for loan losses	(500)	600	300	(183.3)	(266.7)
Net interest income after (recapture of provision) provision for loan losses	11,868	10,976	10,446	8.1	13.6

Noninterest income
Net gain on sale of investments	-	32	-	(100.0)	n/a
BOLI income	288	216	269	33.3	7.1
Wealth management revenue	82	104	160	(21.2)	(48.8)
Deposit related fees	215	218	200	(1.4)	7.5
Loan related fees	199	551	132	(63.9)	50.8
Other	5	5	3	0.0	66.7
Total noninterest income	789	1,126	764	(29.9)	3.3

Noninterest expense
Salaries and employee benefits	5,261	5,374	4,945	(2.1)	6.4
Occupancy and equipment	1,228	1,154	1,100	6.4	11.6
Professional fees	452	477	532	(5.2)	(15.0)
Data processing	677	689	697	(1.7)	(2.9)
Regulatory assessments	101	100	121	1.0	(16.5)
Insurance and bond premiums	129	110	124	17.3	4.0
Marketing	37	37	29	0.0	27.6
Other general and administrative	741	775	581	(4.4)	27.5
Total noninterest expense	8,626	8,716	8,129	(1.0)	6.1
Income before federal income tax provision	4,031	3,386	3,081	19.0	30.8
Federal income tax provision	771	643	584	19.9	32.0
Net income	$3,260	$2,743	$2,497	18.8%	30.6%

Basic earnings per share	$0.36	$0.30	$0.26
Diluted earnings per share	$0.36	$0.29	$0.26
Weighted average number of common shares outstanding	8,987,482	9,129,724	9,490,058
Weighted average number of diluted shares outstanding	9,117,432	9,273,502	9,566,671

The following table presents a breakdown of the loan portfolio (unaudited):
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$-	0.0%	$-	0.0%	$11,708	1.0%
Other multifamily	152,855	13.4	130,146	11.6	128,360	11.5
Total multifamily residential	152,855	13.4	130,146	11.6	140,068	12.5

Non-residential:
Office	87,394	7.7	90,727	8.1	83,176	7.5
Retail	142,725	12.6	138,463	12.4	110,843	9.9
Mobile home park	20,409	1.8	20,636	1.8	29,708	2.7
Hotel / motel	58,406	5.1	64,854	5.8	65,475	5.9
Nursing Home	12,622	1.1	12,713	1.1	12,852	1.1
Warehouse	21,103	1.9	17,724	1.6	17,435	1.6
Storage	34,442	3.0	32,990	2.9	33,498	3.0
Other non-residential	39,887	3.5	41,310	3.8	32,483	2.8
Total non-residential	416,988	36.7	419,417	37.5	385,470	34.5

Construction/land:
One-to-four family residential	35,953	3.2	34,677	3.1	27,817	2.5
Multifamily	17,196	1.5	37,194	3.3	58,718	5.3
Commercial	6,189	0.5	6,189	0.6	5,837	0.5
Land development	15,359	1.4	15,395	1.4	2,173	0.2
Total construction/land	74,697	6.6	93,455	8.4	94,545	8.5

One-to-four family residential:
Permanent owner occupied	197,447	17.4	185,320	16.6	199,845	17.9
Permanent non-owner occupied	214,784	18.9	199,796	17.8	179,401	16.1
Total one-to-four family residential	412,231	36.3	385,116	34.4	379,246	34.0

Business
Aircraft	4,647	0.4	6,079	0.5	9,512	0.8
Small Business Administration ("SBA")	816	0.1	839	0.1	906	0.1
Paycheck Protection Program ("PPP")	5,181	0.5	10,849	1.0	45,220	4.1
Other business	19,902	1.7	28,823	2.5	22,656	2.0
Total business	30,546	2.7	46,590	4.1	78,294	7.0

Consumer
Classic, collectible and other auto	38,781	3.4	35,861	3.2	26,488	2.4
Other consumer	10,650	0.9	8,951	0.8	12,280	1.1
Total consumer	49,431	4.3	44,812	4.0	38,768	3.5

Total loans	1,136,748	100.0%	1,119,536	100.0%	1,116,391	100.0%
Less:
Deferred loan fees, net	207		418		2,057
ALLL	15,159		15,657		15,502
Loans receivable, net	$1,121,382		$1,103,461		$1,098,832

Concentrations of credit: (1)
Construction loans as % of total capital	51.9%		59.7%		64.0%
Total non-owner occupied commercial real estate as % of total capital	379.6%		384.0%		391.8%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2022	2021	2021	2021	2021
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.93%	0.76%	0.88%	1.07%	0.73%
Return on equity	8.33	6.79	7.84	9.54	6.42
Dividend payout ratio	33.20	36.67	32.35	27.50	42.31
Equity-to-assets ratio	11.15	11.07	11.21	11.30	11.08
Tangible equity ratio (2)	11.05	10.97	11.11	11.19	10.97
Net interest margin	3.43	3.40	3.33	3.36	3.31
Average interest-earning assets to average interest-bearing liabilities	119.59	119.08	119.35	117.99	117.92
Efficiency ratio	70.96	68.62	67.26	66.92	70.63
Noninterest expense as a percent of average total assets	2.46	2.42	2.30	2.31	2.36
Book value per common share	$17.32	$17.30	$17.03	$16.75	$16.35
Tangible book value per share (2)	17.15	17.13	16.86	16.58	16.17

Capital Ratios: (3)
Tier 1 leverage ratio	10.51%	10.34%	10.19%	10.15%	10.15%
Common equity tier 1 capital ratio	14.08	14.23	14.25	14.45	14.36
Tier 1 capital ratio	14.08	14.23	14.25	14.45	14.36
Total capital ratio	15.33	15.48	15.50	15.70	15.62

Asset Quality Ratios: (4)
Nonperforming loans as a percent of total loans	0.02%	0.00%	0.00%	0.00%	0.18%
Nonperforming assets as a percent of total assets	0.01	0.00	0.00	0.03	0.17
ALLL as a percent of total loans	1.33	1.40	1.35	1.35	1.39
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	0.00	(0.01)	(0.01)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$15,657	$15,057	$14,878	$15,502	$15,174
(Recapture of provision) provision	(500)	600	100	(700)	300
Charge-offs	-	-	-	-	-
Recoveries	2	-	79	76	28
ALLL, end of the quarter	$15,159	$15,657	$15,057	$14,878	$15,502
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.
(4) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2022	2021	2021	2021	2021
	(Dollars in thousands, except per share data)
Yields and Costs: (1)
Yield on loans	4.36%	4.44%	4.54%	4.64%	4.66%
Yield on investments	1.96	1.79	1.73	1.90	1.92
Yield on interest-earning deposits	0.15	0.13	0.14	0.10	0.09
Yield on FHLB stock	5.49	5.89	5.15	5.13	5.00
Yield on interest-earning assets	3.90%	3.91%	3.93%	4.06%	4.15%

Cost of interest-bearing deposits	0.50%	0.53%	0.63%	0.75%	0.94%
Cost of borrowings	1.28	1.33	1.42	1.37	1.41
Cost of interest-bearing liabilities	0.56%	0.61%	0.71%	0.82%	0.99%

Cost of total deposits	0.44%	0.48%	0.56%	0.68%	0.85%
Cost of funds	0.51	0.55	0.64	0.75	0.91

Average Balances:
Loans	$1,115,428	$1,108,836	$1,094,124	$1,092,710	$1,099,364
Investment securities	171,685	178,500	187,261	180,128	158,208
Interest-earning deposits	49,857	56,800	68,618	64,035	52,336
FHLB stock	5,467	5,726	6,465	6,485	6,412
Total interest-earning assets	$1,342,437	$1,349,862	$1,356,468	$1,343,358	$1,316,320

Interest-bearing deposits	$1,027,507	$1,032,090	$1,016,540	$1,018,083	$996,295
Borrowings	95,000	101,522	120,000	120,494	120,000
Total interest-bearing liabilities	1,122,507	1,133,612	1,136,540	1,138,577	1,116,295
Noninterest-bearing deposits	122,175	119,142	121,256	110,207	99,013
Total deposits and borrowings	$1,244,682	$1,252,754	$1,257,796	$1,248,784	$1,215,308

Average assets	$1,424,054	$1,430,199	$1,436,801	$1,424,126	$1,394,213
Average stockholders' equity	158,756	160,183	161,892	160,189	157,856
(1) Yields and costs are annualized.

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and the tangible equity ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$157,757	$157,879	$161,456	$161,621	$158,443
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	650	684	719	754	789
Tangible equity (Non-GAAP)	$156,218	$156,306	$159,848	$159,978	$156,765

Total assets (GAAP)	$1,415,054	$1,426,329	$1,440,202	$1,430,703	$1,430,226
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	650	684	719	754	789
Tangible assets (Non-GAAP)	$1,413,515	$1,424,756	$1,438,594	$1,429,060	$1,428,548

Common shares outstanding at period end	9,107,977	9,125,759	9,483,081	9,651,180	9,692,610

Equity-to-assets ratio (GAAP)	11.15%	11.07%	11.21%	11.30%	11.08%
Tangible equity ratio (Non-GAAP)	11.05	10.97	11.11	11.19	10.97
Book value per common share (GAAP)	$17.32	$17.30	$17.03	$16.75	$16.35
Tangible book value per share (Non-GAAP)	17.15	17.13	16.86	16.58	16.17